                                                                    EXHIBIT 99.1




BEKAERT ECD
SOLAR SYSTEMS LLC

Financial Statements as of December 31, 2000, and for the Period April 11, 2000 to December 31,
2000, and Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT


Board of Directors
Bekaert ECD Solar Systems LLC
Troy, Michigan

We have audited the accompanying balance sheet of Bekaert ECD Solar Systems LLC and subsidiaries (the "Company") as of December 31, 2000 and the related consolidated statements of operations, members' equity, and cash flows for the period April 11, 2000 to December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2000, and the results of its operations and its cash flows for the period April 11, 2000 to December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.



/s/ Deloitte & Touche LLP
August 14, 2001

                          BEKAERT ECD SOLAR SYSTEMS LLC

                                  BALANCE SHEET

                                     ASSETS

                                                                                       December 31,
                                                                                           2000
                                                                                        ----------
CURRENT ASSETS (NOTE A):
     Cash, including cash equivalents of
         $8,571,443 at December 31, 2000                                               $10,923,569
     Accounts receivable                                                                 1,307,394
     Advances to ECD                                                                     4,524,392
     Advance royalty to ECD - current                                                      930,556
     Inventories                                                                         7,915,603
     Prepaid expenses                                                                      166,551
     Interest receivable                                                                    26,802
     Other                                                                                  37,126
                                                                                        ----------

                  TOTAL CURRENT ASSETS                                                  25,831,993

PROPERTY, PLANT AND EQUIPMENT (NOTE A):
     Machinery and other equipment                                                          81,388
     Leasehold improvements                                                                513,832
     Construction in progress                                                            6,422,872
     Less:  Accumulated depreciation                                                       (37,879)
                                                                                       -----------

                  TOTAL PROPERTY, PLANT AND EQUIPMENT                                    6,980,213


ADVANCE ROYALTY TO ECD - NON-CURRENT                                                    20,027,777

OTHER ASSETS                                                                                47,548
                                                                                       -----------

                  TOTAL ASSETS                                                         $52,887,531
                                                                                       ===========




See notes to consolidated financial statements.

                          BEKAERT ECD SOLAR SYSTEMS LLC

                                  BALANCE SHEET

                         LIABILITIES AND MEMBERS' EQUITY

                                                                                       December 31,
                                                                                           2000
                                                                                        ----------
 CURRENT LIABILITIES:
     Accounts payable - ECD (NOTE D)                                                   $ 3,104,095
     Accounts payable - United Solar (NOTE D)                                            4,568,711
     Accounts payable and accrued expenses                                               3,901,763
     Salaries, wages and amounts withheld from employees                                   106,511
                                                                                        ----------

                 TOTAL CURRENT LIABILITIES                                              11,681,080

NOTE PAYABLE - ECD (NOTE D)                                                              9,938,897

MINORITY INTEREST                                                                           22,595


MEMBERS' EQUITY:
     Members' interest (NOTE A)                                                         35,000,000
     Additional paid-in capital                                                             56,000
     Other comprehensive income                                                             79,108
     Accumulated deficit                                                                (3,890,149)
                                                                                        ----------

                 TOTAL MEMBERS' EQUITY                                                  31,244,959
                                                                                        ----------

                 TOTAL LIABILITIES & MEMBERS' EQUITY                                   $52,887,531
                                                                                        ==========









See notes to consolidated financial statements.

                          BEKAERT ECD SOLAR SYSTEMS LLC

                             STATEMENT OF OPERATIONS

                 PERIOD FROM APRIL 11, 2000 TO DECEMBER 31, 2000



REVENUES:
    Product sales                                                                    $   2,726,786
                                                                                     -------------

            TOTAL REVENUES                                                               2,726,786

EXPENSES:
    Cost of product sales (NOTE A)                                                       3,547,422
    Royalty expense (NOTES A AND D)                                                        632,525
    Operating, general and administrative                                                2,663,296
                                                                                     -------------

            TOTAL EXPENSES                                                               6,843,243
                                                                                     -------------

LOSS FROM OPERATIONS                                                                    (4,116,457)

OTHER (EXPENSE) INCOME:
    Interest expense                                                                      (487,065)
    Interest income                                                                        690,136
    Other non-operating income - (net)                                                       2,082
    Minority interest                                                                       21,155
                                                                                     -------------

            TOTAL OTHER INCOME                                                             226,308
                                                                                     -------------

            NET LOSS                                                                  $ (3,890,149)
                                                                                     =============





See notes to consolidated financial statements.

                          BEKAERT ECD SOLAR SYSTEMS LLC

                 STATEMENT OF MEMBERS' EQUITY (DEFICIT) (NOTE A)

                       APRIL 11, 2000 TO DECEMBER 31, 2000




                                                                     ADDITIONAL
                                                        MEMBERS'       PAID-IN     COMPREHENSIVE    ACCUMULATED
                                                        INTEREST       CAPITAL         LOSS           DEFICIT          TOTAL

Issuance of interest to Bekaert and United Solar       $35,000,000     $56,000                                      $35,056,000

Net loss                                                                          $(3,890,149)     $(3,890,149)      (3,890,149)

Other comprehensive income - translation gain (NOTE F)                                 79,108                            79,108
                                                                                  -----------

Comprehensive loss                                                                $(3,811,041)
                                                                                  ===========

                                                       -----------     -----------

Balance at December 31, 2000                           $35,000,000     $56,000                     $(3,890,149)     $31,244,959
                                                       ===========     =======                     ===========      ===========









                See notes to consolidated financial statements.

                          BEKAERT ECD SOLAR SYSTEMS LLC


                             STATEMENT OF CASH FLOWS

                 PERIOD FROM APRIL 11, 2000 TO DECEMBER 31, 2000

OPERATING ACTIVITIES:

     Net loss                                                                        $   (3,890,149)
     Adjustments to reconcile net loss to net
         cash provided by operating activities:
             Depreciation and amortization                                                   37,879
             Minority interest                                                              (21,155)
     Changes in working capital:
             Accounts receivable                                                         (1,199,449)
             Advance royalty to ECD                                                     (11,019,436)
             Advances to ECD                                                             (4,524,392)
             Inventories                                                                 (2,880,368)
             Prepaid expenses                                                               132,814
             Interest receivable                                                            (26,802)
             Other assets                                                                    80,346
             Accounts payable and accrued expenses,
                including salaries and wages                                              3,529,447
             Accounts payable - ECD                                                       3,104,095
             Accounts payable - United Solar                                             (1,267,578)
                                                                                      --------------

NET CASH (USED IN) OPERATING ACTIVITIES                                                 (17,944,748)
                                                                                      --------------

INVESTING ACTIVITIES:

     Purchases of property, plant and equipment                                          (6,310,541)
                                                                                      --------------

NET CASH (USED IN) INVESTING ACTIVITIES                                                  (6,310,541)
                                                                                      --------------

FINANCING ACTIVITIES:

     Proceeds from issuance of common stock                                              35,056,000
     Minority investment in Bekaert ECD Solar Systems - Europe                               43,750
                                                                                      --------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                                35,099,750

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                      79,108
                                                                                      --------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                                10,923,569

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                                  0
                                                                                      --------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                            $  10,923,569
                                                                                      =============



See notes to consolidated financial statements.

                          BEKAERT ECD SOLAR SYSTEMS LLC

                             STATEMENT OF CASH FLOWS

                 PERIOD FROM APRIL 11, 2000 TO DECEMBER 31, 2000




SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION (NOTES A and C):

Note payable - ECD                                                           $    9,938,897

Advance royalty - ECD                                                             9,938,987

 Assets and Liabilities Transferred from United Solar Systems Corporation:

    Inventories                                                                   5,035,235

    Accounts receivable                                                             107,945

    Prepaid expenses                                                                299,365

    Other assets                                                                    165,020

    Property, plant and equipment                                                   707,551

    Accounts payable and accrued expenses                                          (478,827)

    Accounts payable - United Solar                                              (5,892,289)





See notes to consolidated financial statements.

                          BEKAERT ECD SOLAR SYSTEMS LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





NOTE A - SUMMARY OF ACCOUNTING POLICIES

FORMATION AND OWNERSHIP STRUCTURE

         On April 11, 2000, Bekaert ECD Solar Systems LLC ("Company") was incorporated in the State of Delaware to fulfill the objectives of a strategic alliance among Energy Conversion Devices Inc. ("ECD"), Bekaert Corporation ("Bekaert") and United Solar Systems Corporation ("United Solar"), a subsidiary of ECD, in the field of photovoltaic (solar) products. In return for 60% and 40% equity interests in the Company, respectively, Bekaert and United Solar invested $42 million ($12 million in cash and $30 million in the form of a demand promissory note to be paid to the Company on an as needed basis) and $28 million ($23 million in cash and other assets, including its 99.9% interest in United Solar Systems de Mexico, S.A. de C.V. ("United Solar de Mexico"), a maquiladora (assembly) operation in Tijuana, Mexico, and $5 million in the form of a demand promissory note to be paid to the Company on an as needed basis), respectively, in the Company.

         Bekaert is also required to invest approximately $50 million in the Company for a new manufacturing plant with an annual capacity of 25 megawatts ("MW") to be designed and built by ECD.

         In September 2000, N.V. Bekaert ECD Solar Systems Europe ("Bekaert ECD
- Europe"), a limited liability company, was incorporated in Belgium to function as the Company's sole marketing arm in Europe and also play a key role in North African and middle-eastern countries contiguous to Europe. The Company invested $391,680 (450,000 euros) for a 90% equity interest in Bekaert ECD - Europe. The remaining 10% of Bekaert ECD - Europe is owned by United Solar.

FINANCIAL STATEMENT PRESENTATION AND PRINCIPLES OF CONSOLIDATION

         In preparing financial statements in conformity with accounting principles generally accepted in United States of America ("GAAP"), management is required to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates. The Company is impacted by other factors such as the continued receipt of contracts from the U.S. Government and industrial partners, its ability to protect and maintain the proprietary nature of its technology and its continued product and technological advances, and its ability to successfully commercialize its products and technologies. The financial statements of the Company include the accounts of United Solar Systems de Mexico and Bekaert ECD-Europe. Upon consolidation, all intercompany accounts and transactions are eliminated.

                          BEKAERT ECD SOLAR SYSTEMS LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         The Company adopted the provisions of Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," amended by SFAS Nos. 137 and 138, and as interpreted by the FASB and the Derivative Implementation Group through, "Statement No. 133 Implementation Issues," as of January 1, 2001. The statement requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a hedge's change in fair value will be immediately recognized in earnings. The adoption of SFAS No. 133 will not impact the earnings or the financial position of the Company.

CASH EQUIVALENTS

         Cash equivalents consist of investments in short-term, highly liquid securities having a maturity of three months or less from the date of acquisition.

FINANCIAL INSTRUMENTS

         The Company considers the carrying value of its financial instruments to be a reasonable estimate of fair value, except for the Advance Royalty to ECD which has been recorded at its present value.

ACCOUNTS RECEIVABLE

                   The following tabulation shows the component elements of accounts receivable:

                                                                         December 31, 2000
                                                                         -----------------
         Commercial Customers                                                $ 1,259,109
         U.S. Government                                                          48,285
                                                                             -----------
         Total                                                               $ 1,307,394
                                                                             ===========


         The Company expects to collect all of its accounts receivable, therefore, no allowance for uncollectible accounts has been recorded.

                          BEKAERT ECD SOLAR SYSTEMS LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



INVENTORIES

         Inventories are stated at the lower of cost or market. Cost is determined using standard costs, which approximate the first-in, first-out
(FIFO) method. Market is calculated using an average value of recent sales to unrelated entities.

                                                                    December 31, 2000
                                                                    -----------------

         Work in process                                            $  1,238,309
         Raw materials                                                 2,843,065
         Finished goods                                                3,834,229
                                                                       ----------

         Total                                                      $  7,915,603
                                                                       ==========

PROPERTY, PLANT AND EQUIPMENT

         Machinery and equipment are stated at cost. Depreciation is calculated using the straight-line method over the respective estimated useful lives of the individual assets, which ranges from five to six years. Construction in progress is stated at cost. Leasehold improvements of $513,832 gross value to the Company's facility in Mexico are stated at cost amortized over a 20 year period.

         Expenditures for maintenance and repairs are charged to operations. Expenditures for betterments or major renewals are capitalized and are depreciated over their estimated useful lives.

PRODUCT SALES

         The Company sells directly to customers in the United States and other parts of the world, and also to dealers. Further, Bekaert ECD-Europe markets and sells the Company's products to customers in Europe and in countries adjacent to Europe.

COST OF PRODUCT SALES

         The Company uses a standard bill of materials by product for direct materials and standard labor hours by product for direct labor and allocates indirect labor as a percentage of direct labor. Indirect materials and other overhead are allocated to products based on total production.

ROYALTY EXPENSE

         The Company is responsible for payment of royalties to B.P. Solar at the rate of 3% of the first $25 million of annual net sales of certain photovoltaic products, 2% of the next $100 million of net annual sales, and 1% of the annual net sales above $125 million. This royalty agreement will expire in fiscal year 2003. Royalty expense for the period April 11, 2000 to December 31, 2000 was $90,858. In addition, the Company expensed $541,667 as royalty for payments due under the agreement with ECD, as fully described in NOTE D.

                          BEKAERT ECD SOLAR SYSTEMS LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



OTHER COMPREHENSIVE INCOME (LOSS)

         The Company's total comprehensive (loss) was as follows:

                                                                        Period from April 11, 2000
                                                                           to December 31, 2000
                                                                        ---------------------------
                           Net loss                                          $ (3,890,149)
                           Translation Adjustment                                  79,108
                                                                             ------------

                           Total comprehensive (loss)                        $ (3,811,041)
                                                                             ============

NOTE B - CONCENTRATIONS OF CREDIT RISK

         The Company enters into agreements with a relatively small number of customers. The Company has two major customers that represent 12.8% and 20.7% of total revenue for the period from April 11, 2000 to December 31, 2000.

NOTE C - OPERATING LEASE

         The Company's subsidiary, United Solar de Mexico, has a noncancelable operating lease for its corporate facility in Tijuana, Mexico. This operating lease, unless renewed, will expire in February 2006. Rental expense for the period ended from April 11, 2000 to December 31, 2000 amounted to $168,371.

         At December 31, 2000, future minimum lease payments under the noncancelable operating lease are as follows:

                           2001                               $   317,302
                           2002                                   317,302
                           2003                                   317,302
                           2004                                   317,302
                           2005 and thereafter                    370,186
                                                               ----------
                           Total                               $1,639,394
                                                               ==========

                          BEKAERT ECD SOLAR SYSTEMS LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE D - RELATED PARTY TRANSACTIONS

         Accounts payable - ECD represents progress payments owed to ECD for the construction of the 25 MW machinery.

         The Company acquired United Solar's entire inventory held at United Solar de Mexico at cost on June 30, 2000 for $5,035,235 payable on demand. Through December 31, 2000, the Company purchased slabs from United Solar in the amount of $440,660. The Company advanced $1 million to United Solar; such amount has been offset against the amount payable.

         The Company entered into a service agreement with United Solar pursuant to which the Company may reasonably request United Solar to provide certain administrative and accounting services, use of certain space leased by United Solar and exclusive use of certain equipment in Tijuana, Mexico and Troy, Michigan leased to United Solar by Fujilease Corporation. The Company having had the option to determine the effective date of its operation, determined July 1, 2000 as the effective date and provided United Solar with an advance payment of $1 million (see discussion above) to manage its assets between April 11, 2000 to June 30, 2000. United Solar charged the Company $1,184,022, as of June 30, 2000, for such services which amount is outstanding as of December 31, 2000.

         Some of the Company's employees perform work for United Solar. The payroll expenses for such work are billed directly to United Solar for reimbursement. Total payroll expenses related to this arrangement totaled $10,600 for the period April 11, 2000 to December 31, 2000.

         The Company entered into a License Agreement (the "Agreement") with ECD to use present and future ECD technology and ECD patents in the field of photovoltaics. In consideration of the license, the Company was required to pay ECD lump sum royalty payments totaling $24 million, of which $12 million was prepaid on April 11, 2000. The balance of $12 million, for which the Company has issued a note payable to ECD, becomes due on January 1, 2004. The discounted value of the note payable is $9,938,897 as of December 31, 2000.

         The lump-sum royalty payment will be expensed at the rate of 3% of the Company's net sales of licensed products, subject to the minimum royalty amounts of $750,000 in the first year, $1,000,000 in the second year, $1,250,000 in the third year, $1,500,000 in the fourth year, $1,750,000 in the fifth year and the balance at the rate of $2 million per year from the sixth year onwards. (Refer also to Note A - Royalty Expense)

                          BEKAERT ECD SOLAR SYSTEMS LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE E - PENSION PLAN

         The Company has established a 401(k) plan for all full-time employees. The plan allows eligible participants to contribute up to 15% of their gross wages. The Company provides a matching contribution of 50% of employee contributions, limited to 4% of gross wages. The Company's expense under the plan for the year was zero.

NOTE F - FOREIGN CURRENCY TRANSLATION

         The financial position and results of operations of the Company's foreign operations are measured using the local currency as the functional currency. Revenues and expenses are translated at average exchange rates during the year and assets and liabilities are translated at current exchange rates at the balance sheet date. Translation adjustments are reflected in accumulated other comprehensive income, as a separate component of shareholders' equity.

NOTE G - SUBSEQUENT EVENT

         On April 1, 2001, the Company signed a fifteen-year triple-net lease agreement with Liberty 2001 Corp. to lease their premises of 167,526 square feet located at 3800 Lapeer Road, Auburn Hills, Michigan at an average rental rate of $8.02 per square foot. Construction has commenced to prepare the facility to house the 25 MW machinery that is being manufactured by ECD. The Company has spent approximately $803,000 on leasehold improvements through August 2001.


                                   * * * * * *